EXHIBIT 99
HON INDUSTRIES P.O. Box 1109, Muscatine, Iowa 52761-0071
News Release
FOR INFORMATION CONTACT: Jerald K. Dittmer, Vice President and CFO (563) 264-7400 Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406
HON INDUSTRIES Announces Results for Second Quarter - Fiscal 2003

MUSCATINE, Iowa (July 21, 2003) - HON INDUSTRIES Inc. (NYSE: HNI) announced today sales of $406.8 million and net income of $20.2 million for the second quarter ending June 28, 2003.

Consolidated net sales for the second quarter increased 1.9 percent to $406.8 million, compared to $399.3 million for the same quarter last year. Net income was $20.2 million compared to $20.1 million in the same period in 2002. Net income was $0.35 per diluted share compared to $0.34 for the same quarter last year.

The Company continues to implement its business simplification and cost reduction strategies. As a result, the Company has begun the shutdown of one office furniture facility and is in union negotiations regarding the closure of a second office furniture facility. The Company will close operations in Milan, Tennessee, and Hazleton, Pennsylvania and consolidate production into other U.S. manufacturing locations. In connection with the shutdowns, the Company recorded $4.4 million of pre-tax charges or $0.05 per diluted share during the second quarter. These charges included $1.6 million of accelerated depreciation of machinery and equipment which was recorded in cost of sales, and $2.5 million for severance and $0.3 million of other costs which were recorded as restructuring costs. The Company expects that the closedowns and consolidation will be completed prior to the end of the year. Total costs related to the shutdown are estimated to total $16.0 to $18.0 million. This operation realignment is expected to reduce costs $13.0 to $14.0 million on an annualized basis and result in improved service to customers with faster and better-coordinated delivery and lead-time performance.

As a percent of sales, gross margins for the second quarter increased to 36.0 percent, a quarterly record, from 35.7 percent for the same quarter last year. Included in gross margin for the second quarter of 2003 is $1.6 million of accelerated depreciation of machinery and equipment related to the facility shutdown reducing margins by 0.4 percentage points. "We continue to see improvements in our gross margin due to restructuring initiatives implemented over the past few years and our rapid continuous improvement program," said Jack Michaels, HON INDUSTRIES Chairman and CEO.

Selling and administrative expenses increased 1.5 percent or $1.7 million from the same quarter last year. This increase is due in part to investments in brand building and selling initiatives. The current year restructuring charges of $2.8 million referred to above were offset by a $0.6 million reduction in a restructuring reserve established in 2002. The reduction was due to the fact that the Company was able to exit a lease with a lessor at more favorable terms than previously estimated.

For the first six months of 2003, consolidated net sales were flat compared to the first six months of last year at $798.8 million. Gross margins year-to-date increased to 35.7 percent compared to 35.4 percent last year. Included in 2003 gross margins was $1.6 million of accelerated depreciation which reduced margins 0.2 percentage points. Net income was $36.1 million or $0.62 per diluted share compared to $36.0 million or $0.61 per diluted share in 2002. Included in the year-to-date results were net pre-tax restructuring charges and accelerated depreciation of $3.8 million or $0.04 per diluted share in 2003 and net pre-tax restructuring charges of $3.0 million or $0.03 per diluted share in 2002.

Cash flow from operations for the first six months was $54.5 million compared to $45.1 million last year. Capital expenditures increased from $9.3 million in 2002 to $23.7 million in 2003 which included funding for the purchase of a previously leased hearth products plant, information system improvements, and tooling and equipment for new products. The Company's cash position remains strong and totaled $136.6 million, including $8.3 million of short-term investments, as of June 28, 2003. The Company repurchased 762,300 shares of its common stock at a price of approximately $21.5 million during the first six months of 2003.

Office Furniture

For the quarter, sales for HON INDUSTRIES' office furniture segment were up slightly to $304.0 million from $303.1 million for the same quarter last year. Operating profit was $27.3 million compared to $31.8 million in 2002. Operating profit as a percent of net sales decreased to 9.0 percent versus 10.5 percent in 2002. Included in 2003 are $4.4 million of charges related to the shutdown of two office furniture facilities offset by the $0.6 million reduction in a prior year restructuring reserve reducing operating margins by 1.3 percentage points. Net sales on a year-to-date basis declined slightly to $598.8 million from $603.4 million. Operating profit as a percent of sales decreased to 8.8 percent compared to 9.3 percent in 2002. The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported shipments down 9 percent for the first five months of 2003.

"We continue to strengthen our position in the office furniture market as evidenced by the recently announced Office Furniture Dealers Alliance (OFDA) awards," stated Mr. Michaels. "We received five of the eleven awards, including The HON Company winning the top award, Manufacturer of the Year."

Hearth Products

Net sales for the hearth products segment increased 6.9 percent in the second quarter of 2003 to $102.8 million compared to $96.2 million for the same quarter last year due to strong shipments in both the builder and dealer channels and growth in product line extensions. Operating profit was $10.6 million compared to $8.8 million in 2002. Operating profit as a percent of net sales increased to 10.3 percent versus 9.2 percent for 2002. Improved profitability was primarily the result of an increase in sales volume and leveraging of fixed costs. Net sales on a year-to-date basis increased 2.5 percent to $199.9 million and operating profit as a percent of net sales increased to 8.2 percent compared to 7.9 percent in 2002.

2003 Outlook

"We have recently begun to experience some stability in incoming order rates for our commercial and transactional office furniture business, in line with some of the positive trends in the general economy," stated Mr. Michaels, "However we are still cautious about the near-term outlook. The remainder of 2003 appears positive for our hearth segment considering the expected continued solid demand for new residential construction coupled with low and stable interest rates. We continue our focus on increasing long-term shareholder value by streamlining our processes and operations, reducing our cost structure, understanding and responding to end-users, and building brand power."

Conference Call

HON INDUSTRIES will host a conference call on Tuesday, July 22, 2003, at 10:00 a.m. CDT to discuss the second quarter fiscal 2003 results. To participate, call the conference call line at 888-273-9885. A replay of the conference call will be available until Tuesday, July 29, 2003. To access this replay, dial 800-475-6701, access code 688396. A line to the simultaneous web cast can be found on the Company's website at www.honi.com.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States. HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces. The Company's strong brands, including HON, Allsteel, Gunlocke, Heatilator and Heat-N-Glo, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the third consecutive year as one of the 400 Best Big Companies in America by Forbes magazine in 2003, and as America's Most Admired Company in the furniture industry by Fortune magazine in 2003. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Company's website at www.honi.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, particularly those with respect to expected earnings for the remainder of the fiscal year. These risks include, among others: the Company's ability (a) to realize financial benefits from its cost containment and business simplification initiatives, (b) to realize financial benefits from investments in new products, and (c) to mitigate the effects of uncertain steel prices and supplies; lower than expected demand for the Company's products due to uncertain political and economic conditions; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Operations
(Dollars in thousands, except per share data)	Three Months Ended Jun. 28, 2003 Jun. 29, 2002		Six Months Ended Jun. 28, 2003 Jun. 29, 2002
Net sales Cost of products sold	$406,793 260,367	$399,299 256,696	$798,764 513,208	$798,438 516,094
Gross profit Selling and administrative expenses Restructuring and impairment charges	146,426 112,979 2,265	142,603 111,320 (900)	285,556 227,405 2,265	282,344 221,745 3,000
Operating income Interest income Interest expense	31,182 563 712	32,183 549 1,259	55,886 1,384 1,798	57,599 1,184 2,474
Income before income taxes Income taxes	31,033 10,861	31,473 11,330	55,472 19,415	56,309 20,271
Net income	$ 20,172	$ 20,143	$ 36,057	$ 36,038
Net income per common share (basic and diluted)	$0.35	$0.34	$0.62	$0.61
Average number of common shares outstanding	58,142,937	58,918,130	58,230,106	58,847,543
Unaudited Condensed Consolidated Balance Sheet
Assets			Liabilities and Shareholders' Equity
	As of			As of
(Dollars in thousands)	Jun. 28, 2003	Dec. 28, 2002		Jun. 28, 2003	Dec. 28, 2002
Cash and cash equivalents Short-term investments Receivables Inventories Deferred income taxes Prepaid expenses and other current assets	$128,292 8,322 169,169 50,957 12,426 7,001	$ 139,165 16,378 181,096 46,823 10,101 11,491	Accounts payable and accrued expenses Income taxes Note payable and current maturities of long-term debt Current maturities of other long-term obligations	$194,288 18,376 28,395 211	$252,145 3,740 41,298 1,497
Current assets	$376,167	$405,054	Current liabilities	$241,270	$298,680
Property and equipment - net Goodwill Other assets	343,853 192,086 56,890	353,270 192,395 69,833	Long-term debt Capital lease obligations Other long-term liabilities Deferred income taxes Shareholders' equity	2,865 1,234 31,972 39,890 651,765	8,553 1,284 28,028 37,114 646,893
Total assets	$968,996	$1,020,552	Total liabilities and shareholders' equity	$968,996	$1,020,552

HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Cash Flows
Six Months Ended
(Dollars in thousands)	Jun. 28, 2003	Jun. 29, 2002
Net cash flows from (to) operating activities Net cash flows from (to) investing activities: Capital expenditures Other Net cash flows from (to) financing activities	$ 54,485 (23,694) 12,533 (54,197)	$ 45,135 (9,329) (11,336) (15,095)
Net increase (decrease) in cash and cash equivalents Cash and cash equivalents at beginning of period	(10,873) 139,165	9,375 78,838
Cash and cash equivalents at end of period	$ 128,292	$ 88,213
Unaudited Business Segment Data
(Dollars in thousands)	Three Months Ended Jun. 28, 2003 Jun. 29, 2002		Six Months Ended Jun. 28, 2003 Jun. 29, 2002
Net sales: Office furniture Hearth products	$303,959 102,834 $406,793	$303,144 96,155 $399,299	$598,826 199,938 $798,764	$603,365 195,073 $798,438
Operating profit: Office furniture Operations before restructuring charges Restructuring and impairment charges	$29,581 (2,265)	$30,948 900	$54,774 (2,265)	$59,096 (3,000)
Office furniture - net Hearth products	27,316 10,554	31,848 8,819	52,509 16,368	56,096 15,324
Total operating profit Unallocated corporate expense	37,870 (6,837)	40,667 (9,194)	68,877 (13,405)	71,420 (15,111)
Income before income taxes	$31,033	$31,473	$55,472	$56,309
Depreciation and amortization expense: Office furniture Hearth products General corporate	$12,994 3,311 1,142	$12,110 3,681 1,629	$24,487 6,957 2,285	$24,401 6,990 3,177
	$17,447	$17,420	$33,729	$34,568
Capital expenditures - net: Office furniture Hearth products General corporate	$5,373 3,021 837	$2,127 1,552 384	$9,926 9,542 4,226	$6,279 2,472 578
	$9,231	$4,063	$23,694	$9,329
	As of Jun. 28, 2003	As of Jun. 29, 2002
Identifiable assets:
Office furniture Hearth products General corporate	$468,411 309,882 190,703 $968,996	$527,132 311,008 145,624 $983,764